SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 10, 2006

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

331 East Evelyn Avenue
Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Change of Control Agreement with Patricia Gray.

On February 10, 2006, the Registrant entered into to a Change of Control Agreement with Patricia Gray, the Registrant’s Vice President of R&D and Operations.  The agreement provides that, upon a “change of control,” all outstanding options and/or restricted stock held by Ms. Gray shall become vested and/or immediately exercisable immediately prior to the consummation of the transaction as to fifty percent (50%) of the shares subject to the option and fifty percent (50%) of the restricted shares that have not otherwise vested as of such date.  Furthermore in the event that Ms. Gray’s employment is terminated by the Registrant other than for “cause”, she shall be entitled to receive:  (i) 12 months of severance payments equal to the salary she was receiving immediately prior to the change of control; (ii) monthly severance payments during the equal to 1/12th of her “target bonus” for the fiscal year in which the termination occurs; (iii) continuation of all health and life insurance benefits identical to those to which she was entitled immediately prior to the termination, for a period of 12 months following the termination; (iv) full and immediate vesting of all unvested options and/or restricted stock held by Ms. Gray so that each such options shall be exercisable in full and each share of restricted stock shall be fully vested on the termination date; and (v) outplacement services with a total value not to exceed $15,000.

Automatic Option and Restricted Stock Grants.

Currently, the Registrant’s non-employee directors are automatically granted shares of restricted stock and options to purchase shares of our common stock pursuant to the terms of our Fifth Amended and Restated 2001 Equity Incentive Plan (the “Plan”).  On February 10, 2006, the executive committee of Registrant’s board of directors approved the amendment of the Plan to provide for a change to the number of shares of restricted stock granted annually to non-employee directors.

Under the Plan prior to its most recent amendment, (i) each person who became a non-employee director would be granted on the date on which he or she first became a non-employee director (A) an Initial Option to purchase 20,000 shares of our common stock on the date of such initial election (the “Initial Option”) and (B) 6,670 shares of restricted stock (“Initial Restricted Stock Grant”), and (ii) each person who is a non-employee director automatically would be granted (A) an additional option to purchase 7,500 shares of the our common stock (a “Subsequent Option”) and (B) 2,000 shares of restricted stock (“Subsequent Restricted Stock Grant”), each on the date of each annual meeting of stockholders immediately following which such director was serving on Registrant’s board of directors, provided that, on such date, he or she shall have served on the board of directors for at least six (6) months prior to the date of such annual meeting.

Under the Plan as most recently amended, (i) the Initial Option, Initial Restricted Stock Grants and the Subsequent Option will remain the same and (ii) the Subsequent Restricted Stock Grant will be for 2,500 shares of restricted stock, each on the date of each annual meeting of stockholders immediately following which such director is serving on the board of directors, provided that, on such date, he or she shall have served on the board of directors for at least six (6) months prior to the date of such annual meeting.

Agreement for Restricted Stock Units.

On February 10, 2006, the executive committee of Registrant’s board of directors approved an agreement with Mark Sieczkarek, the Registrant’s President and Chief Executive Officer, to allow a portion of his annual bonus to be paid to him in restricted stock units, as opposed to in cash.  Pursuant to this agreement Mr. Sieczkarek will receive restricted stock units equivalent to 6,882 shares of common stock.  Additionally, the executive committee of Registrant’s board of directors approved as part of Ms. Gray’s equity compensation the grant of restricted stock units equivalent to 12,000 shares of common stock.

Grant of Stock Appreciation Rights and Restricted Stock Units..

On February 10, 2006, the executive committee of Registrant’s board of directors approved the grant of stock appreciation rights, otherwise know as SARs, under the Plan, to the Company’s executive officers as a portion of their equity compensation.  These executive officers were granted SARs with respect to a total of 63,750 shares of common stock. Additionally, the executive committee of Registrant’s board of directors approved as part of Ms. Gray’s equity compensation the grant of restricted stock units equivalent to 12,000 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated: February 16, 2006